Exhibit 21


                           RYMER FOODS INC.

                     SUBSIDIARIES OF THE COMPANY

                           OCTOBER 28, 2000

                               State of     Percent
 Subsidiary Name             Incorporation   Owned            Owner
 ------------------------    -------------  -------       ----------------
 Rymer Meat Inc.                Illinois      100         Rymer Foods Inc.

 Rymer Chicken Inc. (1)         Arkansas      100         Rymer Meat Inc.

 Rymer International
  Seafood Inc.                  Illinois      100         Rymer Meat Inc.

 Rymer Chicken Inc. -
   Plant City (2)               Florida       100         Rymer Meat Inc.

 Queen City Foods Inc.          Georgia       100         Rymer Meat Inc.


 (1)  Substantially all of the assets of Rymer Chicken Inc.
      were sold on December 10, 1993.

 (2)  Facility was sold in 1998.